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                                                                      Exhibit 99
                                                                      ----------

                                  NEWS RELEASE

                            PATINA ADOPTS RIGHTS PLAN
                            -------------------------

DENVER, COLORADO - MAY 25, 2001 -- PATINA OIL & GAS CORPORATION (NYSE:POG) today announced that its Board of Directors had adopted a stockholder rights plan and certain bylaw amendments. The plan and amendments are designed to improve the ability of the Board to protect the interests of stockholders in the event of a proposed takeover.

The plan provides for the issuance of one right for each share of Common Stock to holders of record at close of business on June 12, 2001. The rights will generally be triggered if anyone accumulates 15% or more of Patina's Common Stock. The plan is not intended to prevent a takeover of Patina on terms that are in the best interests of its stockholders. Since the rights may be redeemed by the Board, they will not interfere with any transaction which the Board has approved. The rights will have no impact on Patina's financial strength or its ongoing business plans. Details of the plan will be outlined in a letter to be mailed to stockholders shortly. A number of amendments to the Company's bylaws were also approved which become effective today.


Patina is an independent oil company engaged in the acquisition, development, exploitation and production of oil and natural gas primarily in Colorado's Wattenberg Field.

Contact: David J. Kornder
         Chief Financial Officer
         (303) 389-3600
         dkornder@patinaoil.com